Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

for the fiscal year ended March 31, 2018

Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements of

the Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations and Accumulated Deficits, Consolidated Statement of Changes in Net Debt, and Consolidated Statement of Cash Flow. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2018. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Auditor General of Nova Scotia

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Consolidated Financial Statements

I have audited the accompanying consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2018, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Consolidated Financial Statements

The Government of Nova Scotia is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on these consolidated financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

Opinion

In my opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2018, and the results of its operations, changes in its net debt, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Michael A. Pickup, CPA, CA

Auditor General of Nova Scotia

July 19, 2018

Halifax, Nova Scotia

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2018

($ thousands)

	2018	2017
		(as restated)
Financial Assets
Cash and Short-Term Investments	1,279,557	1,079,431
Accounts Receivable	1,314,778	918,962
Inventories for Resale	2,585	3,469
Loans Receivable (Schedule 3)	2,240,077	2,308,943
Investments (Schedule 3)	116,579	183,286
Investment in Government Business Enterprises (Schedule 6)	241,400	215,071
Assets Held for Sale	1,552	1,552
	5,196,528	4,710,714

Liabilities
Bank Advances and Short-Term Borrowings	978,159	1,171,011
Accounts Payable and Accrued Liabilities	2,383,429	2,064,145
Deferred Revenue (Note 4)	208,912	258,881
Accrued Interest	214,910	214,953
Unmatured Debt (Schedules 4 and 5)	13,420,391	13,089,820
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	55,605	69,724
Pension, Retirement and Other Obligations (Note 5)	2,894,324	2,791,435
	20,155,730	19,659,969

Net Debt	(14,959,202)	(14,949,255)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	5,998,773	5,764,307
Inventories of Supplies	74,971	72,634
Prepaid Expenses	17,972	14,813
	6,091,716	5,851,754

Accumulated Deficits	(8,867,486)	(9,097,501)

Accounting Changes (Note 2)

Restricted Assets (Note 3)

Contingencies and Contractual Obligations/Rights (Note 11)

Trust Funds under Administration (Note 13)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2018

($ thousands)

	Adjusted
	Estimate 2018	Actual 2018	Actual 2017
			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	5,694,200	5,734,279	5,576,539
Other Provincial Revenue	1,565,151	1,892,817	1,573,037
Net Income from Government
Business Enterprises (Schedule 6)	378,754	390,198	394,591
Investment Income	196,050	229,629	185,547
	7,834,155	8,246,923	7,729,714
Federal Sources	3,691,477	3,733,074	3,500,366
Total Revenue	11,525,632	11,979,997	11,230,080

Expenses (Schedule 2)
Agriculture	46,066	54,856	49,238
Business	172,697	379,434	152,639
Communities, Culture and Heritage	86,668	98,937	98,342
Community Services	1,092,983	1,098,027	1,078,629
Education and Early Childhood Development	1,652,038	1,670,448	1,619,279
Energy	30,109	52,436	36,821
Environment	90,595	90,989	87,938
Finance and Treasury Board	23,100	22,188	23,431
Fisheries and Aquaculture	14,477	13,561	12,226
Health and Wellness	4,494,012	4,602,421	4,462,233
Internal Services	189,445	185,933	180,180
Justice	341,029	339,279	328,134
Labour and Advanced Education	430,252	434,141	436,490
Assistance to Universities	433,079	475,904	461,344
Municipal Affairs	340,881	286,143	200,148
Natural Resources	83,032	82,040	83,517
Public Service	220,196	213,468	203,345
Seniors	2,301	2,170	1,526
Transportation and Infrastructure Renewal	468,241	558,404	521,872
Restructuring Costs	163,421	79,876	53,619
Pension Valuation Adjustment (Note 5)	31,214	57,818	17,191
Refundable Tax Credits	125,472	115,133	133,738
Debt Servicing Costs (Note 7)	862,714	836,376	837,014
Total Expenses (Note 8)	11,394,022	11,749,982	11,078,894

Provincial Surplus	131,610	230,015	151,186

Accumulated Deficits, Beginning of Year
As Previously Reported	(9,113,090)	(9,113,090)	(9,262,654)
Accounting Changes (Note 2)	—	15,589	13,967
As Restated	(9,113,090)	(9,097,501)	(9,248,687)
Accumulated Deficits, End of Year	(8,981,480)	(8,867,486)	(9,097,501)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2018

($ thousands)

	Adjusted
	Estimate 2018	Actual 2018	Actual 2017
			(as restated)
Net Debt, Beginning of Year
As Previously Reported	(14,954,868)	(14,954,868)	(15,076,002)
Accounting Changes (Note 2)	—	5,613	4,422
As Restated	(14,954,868)	(14,949,255)	(15,071,580)

Changes in the Year
Provincial Surplus	131,610	230,015	151,186
Acquisitions and Transfers of Tangible Capital Assets	(679,484)	(671,228)	(459,473)
Amortization of Tangible Capital Assets	447,550	434,435	427,604
Disposals of Tangible Capital Assets	—	2,327	1,241
Acquisitions of Inventories of Supplies	—	(2,337)	(2,130)
Use (Acquisitions) of Prepaid Expenses	—	(3,159)	3,897
Total Changes in the Year	(100,324)	(9,947)	122,325

Net Debt, End of Year	(15,055,192)	(14,959,202)	(14,949,255)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia

Consolidated Statement of Cash Flow

For the fiscal year ended March 31, 2018

($ thousands)

	2018	2017
		(as restated)
Operating Transactions
Provincial Surplus	230,015	151,186
Sinking Fund and Public Debt Management Fund Earnings	(96,546)	(90,475)
Amortization of Premiums and Discounts on Unmatured Debt	1,185	426
Amortization of Tangible Capital Assets	434,435	427,604
Net Income from Government Business Enterprises	(390,198)	(394,591)
Profit Distributions from Government Business Enterprises	363,871	369,317
Gain on Disposal of Tangible Capital Assets	(3,274)	(4,161)
Net Change in Other Items (Note 9)	(221,119)	746,311
	318,369	1,205,617
Investing Transactions
Repayment of Loans	464,071	358,222
Advances and Investments	(361,102)	(397,716)
Write-offs	32,604	39,770
	135,573	276
Capital Transactions
Acquisition of Tangible Capital Assets	(671,228)	(459,473)
Proceeds from Disposal of Tangible Capital Assets	5,601	5,402
	(665,627)	(454,071)
Financing Transactions
Debentures Issued	930,466	675,049
Amortization of Foreign Exchange Gains and Other Items	(17,599)	(20,866)
Sinking Fund Installments	(26,309)	(26,309)
Repayment of Debentures and Other Long-Term Obligations	(474,747)	(1,010,306)
	411,811	(382,432)

Cash Inflows	200,126	369,390
Cash Position, Beginning of Year	1,079,431	710,041
Cash Position, End of Year	1,279,557	1,079,431

Cash Position Represented by:
Cash and Short-Term Investments	1,279,557	1,079,431

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

1. Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 13.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. The Province’s interest in partnerships is accounted for using the modified equity method as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A GU is a government organization that is not a GBE or GPA. GUs include government departments, public service units, funds, agencies, boards, commissions, and government not- for-profit organizations and service organizations. The accounts of GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

1.   Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the consolidated entities in order to be comparative with these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from personal and corporate income taxes, as well as harmonized sales taxes and petroleum royalties, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering certain adjustments for non-refundable tax credits and other adjustments from the federal government. As actual or more current economic data and information from the federal government becomes available for prior years, adjustments to tax revenues are recorded in the current year. Refundable tax credits are not recognized as a reduction of tax revenues. Petroleum royalties are recorded at the amount estimated and may be adjusted in the current year based on updated forecasts, as well as estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers received for operating purposes are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period that the tangible capital asset is acquired. Capital transfers that have been received in advance of project completion are recorded as deferred revenue and are recognized as revenue as the related eligible expenditures are incurred.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 8, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients, and 2) time of the payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

1. Financial Reporting and Accounting Policies (continued)

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 1.38 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Any loan write-offs must be approved by the Governor in Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 1.27 per cent.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. The liability is measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. Contaminated sites are a result of any chemical, organic, radioactive material, or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, as well as capital leases. Debt is recorded at par, net of sinking funds, which include the Public Debt Management Funds.

Hedge accounting is used when financial instruments form a hedging relationship, which is highly effective, and is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

1. Financial Reporting and Accounting Policies (continued)

Hedge effectiveness requires a high correlation of changes in fair values or cash flows. To ensure effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item. Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt consists of the Province’s total liabilities less financial assets, which represents the accumulation of all past annual surpluses/deficits and net investments in non-financial assets.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

1. Financial Reporting and Accounting Policies (continued)

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, and installation of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the Province less financial assets and non- financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts at which items are recorded in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in the accruals for such items as pension, retirement and other obligations, liabilities for contaminated sites, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists in the liabilities for contaminated sites because the actual extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s original remediation plans. Uncertainty related to income and sales taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues. Other areas requiring the use of management estimates include allowances for doubtful accounts and amortization rates.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

1.   Financial Reporting and Accounting Policies (continued)

(f)	Adoption of New Accounting Standards

The Public Sector Accounting Board (PSAB) issued new accounting standards effective for fiscal years beginning on or after April 1, 2017. As a result, the Province adopted the new standard on contingent assets (PS 3320), which defines and establishes disclosure standards for contingent assets. The Province discloses in its notes to the financial statements the existence of a contingent asset at the reporting date when the occurrence of a confirming future event is likely. The adoption of this new standard was not applied retroactively and does not have an impact on these consolidated financial statements.

The Province also adopted the following new accounting standards: PS 2200 on related party disclosures, PS 3210 on assets, PS 3380 on contractual rights, and PS 3420 on inter-entity transactions. These new standards only impact note disclosures. The adoption of PS 2200, PS 3210, and PS 3420 did not result in a significant impact in the disclosures included in these financial statements. See Note 11(d) for the Province’s disclosure of contractual rights and Note 14 for related party transactions.

(g)	Future Changes in Accounting Standards

PSAB has also issued new accounting standards with the following effective dates:

Effective April 1, 2018

– PS 3430 Restructuring Transactions - defines restructuring transactions and provides guidance on recognition and measurement of assets and liabilities transferred in a restructuring transaction

Effective April 1, 2021

– PS 1201 Financial Statement Presentation - replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted

– PS 2601 Foreign Currency Translation - replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency

– PS 3041 Portfolio Investments - replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted

– PS 3450 Financial Instruments - defines and provides guidance for accounting and reporting all types of financial instruments including derivatives

– PS 3280 Asset Retirement Obligations - defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province is currently assessing the impact of these new standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been determined.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

2. Accounting Changes

Accounting changes were made during the year that have the following impacts:

($ thousands)		2018			2017
	Net Debt April 1, 2017	Accumulated Deficits April 1, 2017	Provincial Surplus	Net Debt April 1, 2016	Accumulated Deficits April 1, 2016
a) Revision to Contributed Tangible Capital Assets Policy	—	9,976	431	—	9,545
b) Revision to Government Transfers Policy – APSEA	5,613	5,613	1,191	4,422	4,422

	5,613	15,589	1,622	4,422	13,967

a)	Revision to Contributed Tangible Capital Assets Policy

Effective April 1, 2017, the Province revised its policy relating to contributed tangible capital assets, whereby such assets are now recorded at fair market value at the date of contribution instead of at a nominal value of one dollar ($1). This change in policy was applied retroactively to April 1, 2002. As a result, the opening accumulated deficits in 2017 decreased by $9.5 million and the provincial surplus increased by $0.4 million.

b)	Revision to Government Transfers Policy – APSEA

During the year, the Atlantic Provinces Special Education Authority (APSEA) made a change to its accounting policy on government transfers to be compliant with PSAS. The prior year financial statements have been restated to properly reflect the recognition of government transfers, which were received in excess of operating expenditures, met the eligibility criteria, and did not include stipulations, as revenue in the year they were received. As a result, the opening accumulated deficits in 2017 decreased by $4.4 million and the provincial surplus increased by $1.2 million.

3. Restricted Assets

As at March 31, 2018, assets of $81.2 million (2017 – $70.7 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $15.3 million (2017 – $9.9 million) and was comprised of: $5.2 million (2017 – $2.6 million) for Nova Scotia Health Authority (NSHA) Centre for Clinical Research, $4.3 million (2017 – $4.3 million) for gas market development as part of the Nova Scotia Market Development Initiative Fund, $2.0 million (2017 – $1.5 million) for endowment and scholarship funds, and $3.8 million (2017 – $1.5 million) for various other purposes.

Restricted investments totaled $65.9 million (2017 – $60.8 million) and was comprised of: $47.6 million (2017 – $44.9 million) for NSHA Centre for Clinical Research and other NSHA purposes, $15.4 million (2017 – $13.1 million) for endowment funds, and $2.9 million (2017 – $2.8 million) for various other purposes.

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

4. Deferred Revenue

($ thousands)	2018	2017
Housing Nova Scotia – Social Housing Agreement and Other Federal Funding	51,445	57,506
Nova Scotia Health Authority – Capital and Research Funds	50,382	48,513
Izaak Walton Killam Health Centre – Capital and Research Funds	27,790	35,673
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	20,636	19,592
Nova Scotia Community College	18,325	17,069
Seniors Pharmacare	9,058	6,965
Halifax Regional School Board	6,305	7,274
Canada - Nova Scotia Early Learning and Child Care Agreement	4,827	—
Conseil scolaire acadien provincial	2,763	816
Waterfront Development Corporation Limited	2,655	3,097
Public Archives of Nova Scotia	2,328	2,314
Other Externally Restricted Funds	12,398	60,062
Total Deferred Revenue	208,912	258,881

5. Pension, Retirement and Other Obligations

The Province offers its employees a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP) are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Since April 1, 2013, the PSSP operates under a joint governance structure whereby the Minister of Finance and Treasury Board transferred responsibility of the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six represent the employees, and an independent chairperson. Due to this change, the Province no longer has any residual liability for the PSSP and therefore does not record PSSP assets or liabilities in these consolidated financial statements. The Province’s pension expense for the PSSP is limited to the employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

As at December 31, 2017, the PSSP was 103.4 per cent funded. Based on the PSSP’s funded health, indexing of 0.85 per cent per year was previously approved for January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The Province’s contributions to the PSSP in 2018 were $82.5 million (2017 – $81.8 million).

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

5. Pension, Retirement and Other Obligations (continued)

On April 1, 2006, the Minister of Finance and Treasury Board transferred responsibility for the governance of the TPP to the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. As a result, the Province and NSTU agreed to share all surpluses and deficits of the plan equally. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2018, the total accrued benefit liability associated with this plan was $684.5 million (2017 – $638.5 million).

As at December 31, 2017, the TPP was 78.4 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $14.8 million to the TPP in 2018 (2017 – $10.1 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2018 were $114.0 million (2017 – $103.5 million).

During the year, the weighted average actual rate of return on plan assets of the TPP was 5.3 per cent (2017 – 11.2 per cent). The total market value of plan assets at March 31, 2018 was $5.1 billion (2017 – $4.9 billion). The liability recorded in 2018 for TPP was based on the most recent actuarial valuation performed at December 31, 2016, extrapolated to March 31, 2018.

Another one of the Province’s significant funded pension plans is the Nova Scotia Health Employees’ Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2017, the NSHEPP was 139.5 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these consolidated financial statements. The most recent actuarial valuation was performed on July 1, 2017 and extrapolated to December 31, 2017, which indicated a funding surplus of $2.1 billion (2017 – $1.7 billion). The Province’s contributions to this plan for 2018 were $98.1 million (2017 - $96.8 million).

The Province has several other unfunded defined benefit pension plans. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments. The liabilities for these other pension benefit plans recorded in 2018 were based on the most recent actuarial valuations performed between December 31, 2016 and September 30, 2017, extrapolated to March 31, 2018.

Other Retirement Benefits

The Province sponsors two other unfunded retirement benefits: retirement allowances and retirement health plan benefits. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees, respectively.

Effective April 1, 2015, the Province discontinued its retirement allowance plans for non- bargaining unit staff. As part of contract negotiations, the Province proposed the withdrawal of its retirement allowance plans for unionized staff effective April 1, 2015, and no new members

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

5. Pension, Retirement and Other Obligations (continued)

will be admitted into the plans. The retirement allowance plans for management and non-union civil servants was discontinued effective August 11, 2015. The payment of retirement allowances will be deferred until retirement and will be calculated based on accumulated service as of April 1, 2015, or as of the first day of a new collective agreement for those contracts expiring after that date, and salary upon retirement. The Province reflected the discontinuation of these retirement allowances for both unionized and non-bargaining unit staff in 2015. The Province expects these benefit changes for unionized staff to be ratified in the near future during contract negotiations in line with Bill 148, the Public Services Sustainability (2015) Act. The discontinuation does not apply to a person who is entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act.

During 2018, eligible employees of the Nova Scotia Government and General Employees Union (NSGEU) bargaining unit and NSTU at the Regional School Boards, Crown attorneys, and non-bargaining unit civil servants were provided with a one-time option to elect an immediate payment of their retirement allowance entitlement. A total of 19,327 employees were eligible for the early service payout, of which 16,528 employees (85.5 per cent) elected to receive an immediate payment in lieu of their retirement allowance. A total of $216.5 million in payments will be made subsequent to March 31, 2018. This immediate payout triggered a partial plan settlement under PS 3250, and as such a net cost of $31.1 million has been reflected in expenses.

The liabilities for these other retirement benefit plans recorded in 2018 were based on the most recent actuarial valuations performed between March 31, 2015 and March 31, 2018, and extrapolated to March 31, 2018.

Post-Employment Benefits

The Province offers a Self-Insured Workers’ Compensation Plan. For this plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end. The liability for this post-employment benefit plan recorded in 2018 was based on an actuarial valuation performed at March 31, 2018.

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan Sponsors: the Province and the NSGEU. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The most recent actuarial valuation, performed at December 31, 2016 and extrapolated to December 31, 2017, indicated a funded ratio of 185.0 per cent. The Province’s contributions to this plan in 2018 were $6.6 million (2017 – $6.5 million).

Accumulated Sick Leave Benefits

The Province’s Regional School Boards, Health Authorities, and Nova Scotia Community College have collective agreements containing sick leave provisions that accumulate but do not vest. Under PSAS, governments must measure and record an obligation associated with the accumulated sick leave benefits (ASLBs) that are anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

5. Pension, Retirement and Other Obligations (continued)

analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc. The liabilities for ASLBs recorded in 2018 were based on the most recent actuarial valuations performed between March 31, 2015 and August 15, 2017 and extrapolated to March 31, 2018.

Special Termination Benefits

The Province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations. The liabilities for special termination benefits recorded in 2018 were based on the most recent actuarial valuations performed at December 31, 2016 and extrapolated to March 31, 2018.

(b) Summary of Balances at Year-End

($ thousands)			2018	2017
	Pension Benefits	Other Benefits	Total	Total

Projected Benefit Obligation,
Beginning of Year	3,736,448	1,962,567	5,699,015	5,542,249
Current Benefit Cost	75,486	77,899	153,385	143,810
Interest Cost	219,429	68,196	287,625	287,849
Actuarial (Gains) Losses	49,958	(2,867)	47,091	45,024
Benefit/Premium Payments	(239,406)	(89,671)	(329,077)	(322,085)
Other	1,834	1,110	2,944	2,168
Settlement	—	24,115	24,115	—
Projected Benefit Obligation,
End of Year	3,843,749	2,041,349	5,885,098	5,699,015

Market Related Value of Plan Assets,
Beginning of Year	2,664,236	—	2,664,236	2,545,296
Expected Return on Plan Assets	164,020	—	164,020	160,137
Actuarial Gains	29,504	—	29,504	49,880
Benefit Payments	(239,406)	—	(239,406)	(237,394)
Other	(246)	—	(246)	794
Employer Contributions	97,829	—	97,829	93,039
Employee Contributions	55,440	—	55,440	52,484
Market Related Value of Plan Assets,
End of Year	2,771,377	—	2,771,377	2,664,236

Funded Status, End of Year	(1,072,372)	(2,041,349)	(3,113,721)	(3,034,779)
Unamortized Net Actuarial (Gains) Losses	259,162	(39,765)	219,397	243,344
Accrued Benefit Liability,
End of Year	(813,210)	(2,081,114)	(2,894,324)	(2,791,435)

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

5.  Pension, Retirement and Other Obligations (continued)

(c)	Actuarial Assumptions

The table below shows significant assumptions used to measure pension and other benefit plan obligations.

		2018		2017
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits

Long-term inflation rates	2.00%	2.00%	2.00%	2.00%

Expected real rate of return on plan assets:
TPP	4.26%		4.41%

Rate of compensation increase	0.00% to	0.00% to	0.00% to	0.00% to
	2.00%	2.00%	2.00%	2.00%
	+ merit	+ merit	+ merit	+ merit

Discount rates:
TPP	6.35%		6.50%
Other Plans		3.42%		3.59%

Other assumptions

– 7.0 per cent annual rate increase in the cost per person for covered healthcare benefits in 2017-18, decreasing to an ultimate rate of 4.5 per cent per year over 15 years

– 7.0 per cent annual rate increase in the cost per person for covered prescription drugs in 2017-18, decreasing to an ultimate rate of 4.5 per cent per year over 15 years.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 5.0 to 17.0 years. The Province’s weighted-average EARSL is 15.0 years.

(d)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to those obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

($ thousands)						2018
		Pension Benefits		Other Benefits		Total
Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	214,649	5.9%	166,619	9.7%	381,268	7.1%
b) Salary Growth Rate – 1.0% Increase	112,557	3.1%	27,122	1.6%	139,679	2.6%
c) Health Care Cost Trend Rate – 1.0% Increase	N/A	N/A	347,111	20.2%	347,111	6.5%

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

5. Pension, Retirement and Other Obligations (continued)

The above sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the projected benefit obligations to significant actuarial assumptions, the same method was applied as when calculating the projected benefit obligations recognized on the Statement of Financial Position.

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($ thousands)			2018	2017
	Pension Benefits	Other Benefits	Total	Total
Current Benefit Cost	75,486	77,899	153,385	143,810
Employee Contributions	(55,440)	(14)	(55,454)	(52,499)
Employer Contributions *	56,417	—	56,417	51,202
Settlement	—	24,340	24,340	—
Amortization of Net Actuarial (Gains) Losses	37,636	(768)	36,868	31,911
Recognition of Actuarial Losses on Settlement	—	6,803	6,803	—
Other	129	778	907	(39)
Interest Cost	219,429	68,196	287,625	287,849
Expected Return on Plan Assets	(164,020)	—	(164,020)	(160,137)
Employer Contributions to Multi-Employer Plan	180,654	6,578	187,232	185,172
Net Benefit Plans Expense	350,291	183,812	534,103	487,269

Recorded as:
Fringe Benefits Expense	285,220	67,460	352,680	342,366
Pension Valuation Adjustment	9,662	48,156	57,818	17,191
Net Pension Interest Cost	55,409	68,196	123,605	127,712
Net Benefit Plans Expense	350,291	183,812	534,103	487,269

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with TPP to reflect the Province’s share of this plan under joint trusteeship.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

6. Prior Years’ Adjustments (PYAs)

Generally, PYAs reflect updates to the Province’s forecasts and information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported on Schedule 1 as follows:

($ thousands)			2018			2017
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax [1]	2,768,421	(29,164)	2,739,257	2,636,616	(19,738)	2,616,878
Corporate Income Tax	539,025	24,170	563,195	513,038	97,269	610,307
Harmonized Sales Tax	1,803,756	(30,628)	1,773,128	1,778,545	(81,644)	1,696,901
Petroleum Royalties [2]	9,118	260,025	269,143	9,870	(8,071)	1,799
Miscellaneous [3]	—	7,021	7,021	—	5,032	5,032
Large Corporations Tax [3]	—	(521)	(521)	—	1,349	1,349
		230,903			(5,803)

Federal Sources
Canada Health Transfer	965,873	(397)	965,476	944,419	1,120	945,539
Canada Social Transfer	357,451	(146)	357,305	349,511	124	349,635
		(543)			1,244

1

Included in Personal Income Tax PYA in 2018 is a $99.0 million positive adjustment relating to a change in estimate of the Graduate Retention Rebate tax credit. The Province had originally recorded this amount as repayable to the federal government but received confirmation that the amount was no longer payable. A negative adjustment was also included relating to the 2016 taxation year whereby high income individuals engaged in tax planning in advance of the federal top income tax bracket of 33.0 per cent being introduced.

2

Included in Petroleum Royalties PYA in 2018 is an adjustment for $232.0 million relating to the refiling of interest holder royalty returns attributable to an arbitration process concerning how transportation costs are treated in the Sable Offshore Energy Project (SOEP) royalty calculations. $28.0 million of the PYA is the result of a revised decommissioning cost estimate from the SOEP interest holders.

3	Included in Other Tax Revenue on Schedule 1

7. Debt Servicing Costs

($ thousands)	2018	2017
CDN$ Denominated Debt	708,907	711,646
Pension, Retirement and Other Obligations	123,605	127,712
Capital Leases	8,177	9,386
Other Debt	10,159	8,438
Amortization of Premiums and Discounts on Unmatured Debt	1,185	426
Amortization of Foreign Exchange Gains	(15,657)	(20,594)
Total Debt Servicing Costs	836,376	837,014

Total debt servicing costs for the Province’s government business enterprises were $10.8 million (2017 – $7.2 million) for the year ended March 31, 2018.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

8. Expenses by Object

($ thousands)	2018	2017
		(as restated)
Grants and Subsidies	4,227,837	3,961,168
Salaries and Employee Benefits	4,091,799	3,907,170
Operating Goods and Services	1,873,170	1,674,484
Professional Services	284,400	267,307
Amortization	434,435	427,604
Debt Servicing Costs	836,376	837,014
Other	1,965	4,147
Total Expenses by Object	11,749,982	11,078,894

9. Cash Flow — Net Change in Other Items

($ thousands)	2018	2017
		(as restated)
Increase in Receivables from Government Business Enterprises	(4,019)	(1,999)
Increase in Accounts Receivable	(391,797)	(72,161)
Increase in Short-Term Borrowings and Accounts Payable	126,432	721,758
Decrease in Inventories for Resale	884	3,421
Increase in Assets Held for Sale	—	(1,552)
Increase in Inventories of Supplies	(2,337)	(2,130)
Decrease (Increase) in Prepaid Expenses	(3,159)	3,897
Increase (Decrease) in Deferred Revenue	(49,969)	23,832
Increase (Decrease) in Accrued Interest	(43)	(1,845)
Increase in Pension, Retirement and Other Obligations	102,889	73,090
Total Net Change in Other Items	(221,119)	746,311

10. Contaminated Sites

Various provincially owned properties throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2018, a total liability for contaminated sites of $285.5 million (2017 – $212.2 million) has been recorded in Accounts Payable and Accrued Liabilities.

Engineering and environmental studies generated estimates for the cost of remediation of the Sydney Steel Corporation (SYSCO) and adjacent sites as well as the Sydney Tar Ponds/Coke Ovens site. As a result, the Province recorded liabilities totaling $318.5 million in 2000 for environmental site clean-up. At March 31, 2018, $66.8 million (2017 – $68.1 million) remains unspent. This provision will continue to be utilized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site. Based on currently available information, the provision, in aggregate, appears sufficient to cover the future estimated costs to remediate these sites.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

10. Contaminated Sites (continued)

Other remediation liabilities amounting to $218.7 million (2017 – $144.2 million) have also been recognized, and include $204.9 million (2017 – $130.2 million) for the remediation of Boat Harbour in Pictou County. The Province’s estimate for the removal of effluent is based on environmental studies, engineering reports, and extrapolation techniques similar to those that have been used at other contaminated sites with which the Province was involved. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result there is still significant measurement uncertainty related to this estimate. A comprehensive remediation plan is expected to be finalized within the next two to three years.

The Province has identified various other sites where contamination is known or expected to exceed an environmental standard, and those which may contain certain levels of contamination but the extent is unknown. No liability for remediation of these sites has been recognized in these consolidated financial statements as there is either no basis for a reasonable estimate or the Province does not expect to give up any future economic benefits. In some cases, a risk-based remediation plan is being pursued to address any known safety hazards. Studies are ongoing to assess the nature and extent of damage and to develop remediation plans, if necessary. The Province may record a liability in the future if contamination at any of these sites is determined to exceed an environmental standard and a reasonable estimate of the related remediation costs can be made.

11. Contingencies and Contractual Obligations/Rights

(a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a liability is determined to likely exist and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process at March 31, 2018 was $32.6 million (2017 – $29.9 million).

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out 90 and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

11.	Contingencies and Contractual Obligations/Rights (continued)

(a)	Contractual Obligations

As at March 31, 2018, the Province has contractual obligations as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2019	1,245,312	11,485	1,256,797
2020	712,936	1,751	714,687
2021	663,395	1,723	665,118
2022	492,988	1,710	494,698
2023	451,698	1,600	453,298
2024 to 2028	1,863,092	—	1,863,092
2029 to 2033	1,710,202	—	1,710,202
2034 to 2038	608,406	—	608,406
2039 and thereafter	28,236	—	28,236
	7,776,265	18,269	7,794,534

These contractual obligations are comprised of $7,517.3 million from the General Revenue Fund, $258.9 million from the Province’s governmental units, and $18.3 million from the government business enterprises. Included are contractual obligations from the Department of Health and Wellness of $3,363.8 million for service agreements with long-term care facilities and $261.3 million for the management of the ground ambulance fleet, $2,123.6 million from the Department of Justice for Royal Canadian Mounted Police (RCMP) policing services, $334.4 million from the Department of Labour and Advanced Education for university assistance, $351.3 million from the Department of Municipal Affairs for future commitments associated with the Federal Gas Tax transfer, $215.9 million from the Department of Education and Early Childhood Development for their commitment to exercise the purchase option on several P3 schools, $118.0 million from Halifax Regional School Board for transportation services, and $103.8 million from Nova Scotia Business Inc. for projects approved under various programs.

Leases

As at March 31, 2018, the Province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:

($ thousands)		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2019	82,286	13,694	95,980
2020	62,500	13,398	75,898
2021	49,747	11,420	61,167
2022	40,377	10,187	50,564
2023	24,884	9,233	34,117
2024 to 2028	37,368	16,883	54,251
2029 to 2033	1,776	—	1,776
	298,938	74,815	373,753

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

11.	Contingencies and Contractual Obligations/Rights (continued)

(b)	Contractual Rights

As at March 31, 2018, the Province has contractual rights as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Rights

2019	199,536	—	199,536
2020	147,760	—	147,760
2021	131,107	—	131,107
2022	104,051	—	104,051
2023	97,601	—	97,601
2024 to 2028	124,909	—	124,909
	804,964	—	804,964

These contractual rights include $351.3 million from the Department of Municipal Affairs for the Federal Gas Tax transfer, $118.1 million from the Department of Education and Early Childhood Development for Early Learning and Child Care programs, and $100.1 million from the Department of Transportation and Infrastructure Renewal for the New Building Canada Fund.

12. Risk Management and Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, foreign exchange risk, credit risk, and liquidity risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2018, the Province has executed 38 interest rate swap contracts to convert certain interest payments from fixed to floating. These swaps have terms remaining of 0.2 years to 14.6 years, a notional principal value of $1.1 billion, and a mark to market value of –$22.0 million.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

12.	Risk Management and Use of Derivative Financial Instruments (continued)

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A–” with a stable outlook as determined by the major credit rating agencies.

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long- term debt with a maturity of over 15.0 years.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar denominated debt as follows:

($ thousands)
Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]
April 16, 2019	UK£	60,000	CDN$	114,387	(5,529)

February 1, 2019	US$	200,000	CDN$	198,000	53,821
July 1, 2019	US$	200,000	CDN$	199,900	47,313
November 15, 2019	US$	244,000	CDN$	246,318	59,468
March 1, 2020	US$	300,000	CDN$	409,200	(23,868)
May 1, 2021	US$	300,000	CDN$	312,002	70,359
April 1, 2022	US$	300,000	CDN$	379,517	8,985
July 30, 2022	US$	300,000	CDN$	329,310	47,225
	US$	1,844,000	CDN$	2,074,247	263,303
Total				2,188,634	257,774

[1]	Mark to Market is an indication of the swap’s market value as at March 31, 2018. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2018.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

13. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2018	2017

Nova Scotia Credit Union Deposit Insurance Corporation [1]	30,391	28,280
Public Trustee [2]	59,364	59,307
Miscellaneous Trusts [3]	32,420	26,960
Total Trust Funds Under Administration	122,175	114,547

[1]	- Represents trust with December 31 year-end
[2]	- Financial statements of these funds are available in Public Accounts –Volume 2
[3]	- Miscellaneous trusts include a large number of relatively small funds

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the Trustee of the Plan is the Nova Scotia Teachers’ Pension Plan Trustee Inc., of which the Province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2017 were $5.1 billion (2016 – $4.9 billion).

Effective April 1, 2013, the Minister of Finance and Treasury Board transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc. As a result of this transfer, the Province no longer has any responsibility for this plan. Total net assets available for benefits as at March 31, 2018 were $6.4 billion (2017 – $6.0 billion).

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship. As such, the Board of Trustees is appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union. The Trustee is responsible for the administration of the Fund and investment management of fund assets. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. Total net assets available for benefits as of December 31, 2017 were $160.0 million (2016 – $154.0 million).

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2018

14. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2018, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them, at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

15. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 1

Revenue

For the fiscal year ended March 31, 2018

($ thousands)

	2018	2017
		(as restated)
Provincial Sources
Tax Revenue
Personal Income Tax *	2,739,257	2,616,878
Corporate Income Tax *	563,195	610,307
Harmonized Sales Tax *	1,773,128	1,696,901
Tobacco Tax	210,710	222,234
Motive Fuel Tax	266,444	258,501
Other Tax Revenue *	181,545	171,718
	5,734,279	5,576,539
Other Provincial Revenue
Recoveries	433,761	417,921
Other Revenue from Governmental Units	524,281	543,132
Municipal Contributions to School Boards	262,264	258,083
Petroleum Royalties *	269,143	1,799
Registry of Motor Vehicles	134,568	133,077
Other Government Charges	61,950	62,511
Miscellaneous	203,180	150,986
Net Gain on Disposal of Crown Assets	3,670	5,528
	1,892,817	1,573,037

Net Income from Government Business Enterprises	390,198	394,591

Investment Income
Interest Revenue	133,083	95,072
Sinking Fund and Public Debt Management
Fund Earnings	96,546	90,475
	229,629	185,547

Total Provincial Sources	8,246,923	7,729,714

Federal Sources
Equalization Payments	1,794,968	1,732,893
Canada Health Transfer *	965,476	945,539
Canada Social Transfer *	357,305	349,635
Recoveries	344,835	264,142
Offshore Accord	19,957	33,255
TCA Cost Shared Revenue	75,880	24,337
Crown Share	15,944	2,176
Other Federal Transfers	158,709	148,389
Total Federal Sources	3,733,074	3,500,366

Total Revenue	11,979,997	11,230,080

*	See Note 6 for details of Prior Years’ Adjustments

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses

For the fiscal year ended March 31, 2018

($ thousands)

	2018	2017
Agriculture
Department of Agriculture	45,568	40,929
Nova Scotia Crop and Livestock Insurance Commission	2,993	2,377
Nova Scotia Harness Racing Fund	1,035	1,034
Perennia Food & Agriculture Incorporated	5,260	4,898
	54,856	49,238
Business
Department of Business	263,842	58,250
Nova Scotia Business Inc.	55,729	39,714
Nova Scotia Innovation Corporation	13,257	15,721
Nova Scotia Strategic Opportunities Fund Incorporated	12	12
Tourism Nova Scotia	22,447	20,683
Trade Centre Limited	16,771	12,777
Waterfront Development Corporation Limited	7,376	5,482
	379,434	152,639
Communities, Culture and Heritage
Department of Communities, Culture and Heritage	92,863	92,774
Art Gallery of Nova Scotia	3,722	3,226
Public Archives of Nova Scotia	175	169
Schooner Bluenose Foundation	20	13
Sherbrooke Restoration Commission	2,121	2,127
Vive l’Acadie Community Fund	36	33
	98,937	98,342
Community Services
Department of Community Services	914,885	891,878
Housing Nova Scotia	183,142	186,751
	1,098,027	1,078,629
Education and Early Childhood Development
Department of Education and Early Childhood Development	222,220	227,871
Annapolis Valley Regional School Board	153,414	146,087
Cape Breton-Victoria Regional School Board	164,746	162,237
Chignecto-Central Regional School Board	229,206	225,216
Conseil scolaire acadien provincial	80,072	74,866
Halifax Regional School Board	552,428	522,692
Nova Scotia School Boards Association	1,329	937
Nova Scotia School Insurance Program	4,534	4,377
South Shore Regional School Board	85,773	85,219
Strait Regional School Board	94,539	91,467
Tri-County Regional School Board	82,187	78,310
	1,670,448	1,619,279

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2018

($ thousands)

	2018	2017
		(as restated)
Energy
Department of Energy	52,333	36,716
Pengrowth Nova Scotia Energy Scholarship Fund	103	105
	52,436	36,821
Environment
Department of Environment	36,249	36,214
Resource Recovery Fund Board Inc.	54,740	51,724
	90,989	87,938
Finance and Treasury Board
Department of Finance and Treasury Board	20,832	23,431
3313086 Nova Scotia Limited	1,356	—
	22,188	23,431
Fisheries and Aquaculture
Department of Fisheries and Aquaculture	13,185	11,910
Nova Scotia Sportfish Habitat Fund	376	316
	13,561	12,226
Health and Wellness
Department of Health and Wellness	2,169,265	2,097,004
Gambling Awareness Foundation of Nova Scotia	226	118
Izaak Walton Killam Health Centre	258,120	260,721
Nova Scotia Health Authority	2,168,468	2,097,866
Nova Scotia Health Research Foundation	6,342	6,524
	4,602,421	4,462,233
Internal Services
Department of Internal Services	185,933	180,180

Justice
Department of Justice	312,961	302,861
CorFor Capital Repairs and Replacement Fund	—	43
Law Reform Commission of Nova Scotia	73	277
Nova Scotia Legal Aid Commission	26,245	24,953
	339,279	328,134
Labour and Advanced Education
Department of Labour and Advanced Education	213,589	221,054
Nova Scotia Community College	220,460	215,396
Occupational Health and Safety Trust Fund	92	40
	434,141	436,490

Schedules to the Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2018

($ thousands)

	2018	2017
		(as restated)

Assistance to Universities	475,904	461,344

Municipal Affairs
Department of Municipal Affairs	280,325	194,898
Nova Scotia E911 Cost Recovery Fund	5,172	4,599
Nova Scotia Municipal Finance Corporation	646	651
	286,143	200,148
Natural Resources
Department of Natural Resources	77,667	78,720
Crown Land Mine Remediation Fund	23	30
Crown Land Silviculture Fund	2,196	3,319
Habitat Conservation Fund	239	234
Nova Scotia Primary Forest Products Marketing Board	54	50
Off-Highway Vehicle Infrastructure Fund	1,361	1,162
Species at Risk Conservation Fund	—	2
Sustainable Forestry Fund	500	—
	82,040	83,517
Public Service
Public Service	204,750	194,984
Nova Scotia Utility and Review Board	8,718	8,361
	213,468	203,345
Seniors
Department of Seniors	2,170	1,526

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	554,512	517,927
Harbourside Commercial Park Inc.	931	911
Nova Scotia Lands Inc.	2,961	3,027
Sydney Steel Corporation	—	7
	558,404	521,872

Restructuring Costs	79,876	53,619

Pension Valuation Adjustment	57,818	17,191

Refundable Tax Credits	115,133	133,738

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Expenses (continued)

For the fiscal year ended March 31, 2018

($ thousands)

	2018	2017
		(as restated)

Debt Servicing Costs
General Revenue Fund	797,091	794,718
Annapolis Valley Regional School Board	752	745
Cape Breton-Victoria Regional School Board	857	853
Chignecto-Central Regional School Board	1,164	1,188
Conseil scolaire acadien provincial	381	358
Halifax Regional School Board	3,447	3,566
Housing Nova Scotia	12,536	13,753
Izaak Walton Killam Health Centre	1,755	1,768
Nova Scotia Community College	2,279	2,334
Nova Scotia Health Authority	13,122	13,936
Nova Scotia Innovation Corporation	66	73
Nova Scotia Legal Aid Commission	330	412
Nova Scotia Municipal Finance Corporation	158	176
Nova Scotia Strategic Opportunities Fund Incorporated	1,102	1,611
Nova Scotia Utility and Review Board	28	33
Resource Recovery Fund Board Inc.	12	11
Sherbrooke Restoration Commission	10	38
South Shore Regional School Board	236	367
Strait Regional School Board	512	520
Tourism Nova Scotia	74	77
Trade Centre Limited	56	66
Tri-County Regional School Board	350	402
Waterfront Development Corporation Limited	58	9
	836,376	837,014

Total Expenses	11,749,982	11,078,894

Schedules to the Consolidated Financial Statements

Schedule 3

Loans and Investments

As at March 31, 2018

($ thousands)

	Loans and Investments	Provisions	Net 2018	Net 2017
Loans Receivable
Agriculture and Rural Credit Act	187,633	20,191	167,442	167,659
Educational & Services Products (NS) Limited	15	—	15	15
Labour and Advanced Education – Student Loans Direct Lending	226,981	112,312	114,669	110,811
Fisheries Development Act	126,564	2,369	124,195	101,634
Halifax-Dartmouth Bridge Commission	160,000	—	160,000	160,000
Harbourside Commercial Park Inc.	1,203	—	1,203	—
Nova Scotia Business Inc.	32,892	13,631	19,261	22,255
Housing Nova Scotia	542,434	4,498	537,936	556,442
Nova Scotia Innovation Corporation	5,164	2,501	2,663	4,440
Nova Scotia Jobs Fund	564,266	222,722	341,544	380,841
Nova Scotia Municipal Finance Corporation	770,785	—	770,785	792,573
Nova Scotia Strategic Opportunities Fund Incorporated	—	—	—	12,073
Perennia Food & Agriculture Incorporated	210	—	210	—
Resource Recovery Fund Board Inc.	140	—	140	178
Venture Corporations Act	559	559	—	—
Waterfront Development Corporation Limited	14	—	14	22
Total Loans Receivable	2,618,860	378,783	2,240,077	2,308,943

Investments
Art Gallery of Nova Scotia	3,627	—	3,627	3,878
Gambling Awareness Foundation of Nova Scotia	3,982	—	3,982	3,858
Nova Scotia Business Inc.	26,572	20,063	6,509	12,826
Nova Scotia Community College	12,380	—	12,380	10,107
Nova Scotia Health Authority	35,853	—	35,853	44,912
Nova Scotia Innovation Corporation	45,417	9,017	36,400	27,550
Nova Scotia Jobs Fund	25,712	22,462	3,250	3,000
Nova Scotia School Insurance Program	8,978	—	8,978	8,372
Nova Scotia Strategic Opportunities Fund Incorporated	—	—	—	64,986
Perennia Food & Agriculture Incorporated	3,504	—	3,504	1,770
Public Archives of Nova Scotia	2,096	—	2,096	2,027
Total Investments	168,121	51,542	116,579	183,286

The provisions listed above include $7.0 million (2017 – $1.3 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Also included in the provisions is $7.8 million (2017 – $8.2 million) for the Debt Reduction Assistance Program of the Department of Labour and Advanced Education Student Loans, of which $0.2 million (2017 – $0.2 million) relates to the student loans guaranteed by the Province.

Maturity dates for loans range from 2018 to 2047, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 10.0 per cent, with some loans having variable interest rates. Investments have no set maturity dates or interest rates.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Unmatured Debt

As at March 31, 2018

($ thousands)

			2018	2017
	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt	Net Unmatured Debt
General Revenue Fund	16,104,448	2,835,385	13,269,063	12,926,877
Housing Nova Scotia	139,592	—	139,592	152,915
Nova Scotia Municipal
Finance Corporation	7,281	—	7,281	8,038
Nova Scotia Power
Finance Corporation	736,700	736,700	—	—
Waterfront Development
Corporation Limited	4,455	—	4,455	1,990
Total Unmatured Debt	16,992,476	3,572,085	13,420,391	13,089,820

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents after giving effect to currency swap contracts itemized in Note 12.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected on the Consolidated Statement of Financial Position as part of Investment in Government Business Enterprises and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2018, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,835.4 million (2017 – $2,712.5 million). These funds were comprised of $1,945.5 million in Sinking Funds and $889.9 million in Public Debt Management Funds. The total market value of both funds was $3,015.1 million at year-end. During the year, contributions were $26.3 million, total earnings were $96.5 million, and there were no redemptions.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts relating to sinking fund assets as at March 31, 2018 was $18.1 million (2017 – $22.4 million) and is included as part of the value of the sinking funds.

Schedules to the Consolidated Financial Statements

Schedule 4

Unmatured Debt (continued)

As at March 31, 2018

($ thousands)

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 1.5 to 9.6 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. The Province held a carrying value of $493.9 million (2017 – $493.9 million) of its own debentures in Sinking Funds as active investments at March 31, 2018.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and Federal US bonds, coupons, and residuals. This debt is shown net of defeasance assets on the Consolidated Statement of Financial Position.

Debt Repayments

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments
2019	1,025,926	35,763	24,048	1,085,737
2020	1,191,116	28,969	17,899	1,237,984
2021	1,056,616	22,526	17,899	1,097,041
2022	1,201,582	7,582	10,017	1,219,181
2023	727,791	5,411	—	733,202
2024 and thereafter	7,930,902	116,344	—	8,047,246
	13,133,933	216,595	69,863	13,420,391

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $889.9 million (2017 – $876.5 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances and provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

	2018	2017
Term to Maturity
Cash and Cash Equivalents	4,130	39,656
1.0 to 3.0 years	376,560	478,687
3.0 to 5.5 years	509,227	358,200
Public Debt Management Funds	889,917	876,543

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 5

Gross Unmatured Debt

As at March 31, 2018

($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates

		15,874,285	2018 to 2062	1.6% to 11.8%
	0.776	—	2018 to 2032	5.1% to 9.5%
	0.553	—	2019	11.8%
		7,281	2018 to 2032	1.8% to 2.2%
		350,000	2020 to 2031	10.3% to 11.0%
	0.776	386,700	2021	9.4%
		16,618,266
Loans
General Revenue Fund – Other Debt		13,568	2019 to 2022	1.3% to 2.3%
Housing Nova Scotia		139,592	2018 to 2043	1.1% to 6.6%
Waterfront Development
Corporation Limited		4,455	Demand loan	—
Total Loans		157,615

Capital Leases
General Revenue Fund		216,595	2018 to 2043	6.0% to 7.2%
Total Capital Leases		216,595

Gross Unmatured Debt		16,992,476

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,079.4 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian, US, and UK debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

The US and UK debentures have been swapped to Canadian dollars.

Housing Nova Scotia

Mortgages and notes payable are secured by investments in social housing.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises

As at March 31, 2018

($ thousands)

					2018	2017
				Nova Scotia
	Halifax- Highway 104			Provincial
	Dartmouth Bridge Commission	Western Alignment Corporation	Nova Scotia Liquor Corporation	Lotteries and Casino Corporation	Total	Total
Cash	11,568	778	14,102	18,860	45,308	39,246
Accounts Receivable	757	1,740	5,342	62,787	70,626	60,108
Inventory	—	11	52,250	2,048	54,309	56,368
Investments	32,890	64,442	—	13,991	111,323	116,405
Tangible Capital Assets	260,663	30,530	39,781	73,389	404,363	393,589
Other Assets	320	510	5,504	7,029	13,363	15,894
Total Assets	306,198	98,011	116,979	178,104	699,292	681,610

Accounts Payable	8,061	7,733	46,338	122,537	184,669	184,574
Unmatured Debt	172,551	34,359	—	19,346	226,256	238,286
Other Liabilities	3,784	4,583	31,072	7,528	46,967	43,679
Total Liabilities	184,396	46,675	77,410	149,411	457,892	466,539

Equity	121,802	51,336	39,569	28,693	241,400	215,071

Total Liabilities
and Equity	306,198	98,011	116,979	178,104	699,292	681,610

Total Revenue	32,677	24,283	630,239	452,102	1,139,301	1,107,676

Debt Servicing	5,056	3,666	968	1,072	10,762	7,221
Other Expenses	18,895	9,209	390,665	319,572	738,341	705,864
Total Expenses	23,951	12,875	391,633	320,644	749,103	713,085

Net Income	8,726	11,408	238,606	131,458	390,198	394,591

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2018

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, sets the rates, tolls, and charges to be paid for the use of the two bridges operated by HDBC.

In the spring of 2015, HDBC embarked on a significant and necessary project known as “The Big Lift”. This involved replacing the road deck, floor beams, stiffening trusses, and suspender ropes on the suspended span of the Angus L. Macdonald Bridge. Now complete, a significant amount of the bridge infrastructure is new, leaving only the towers, main cables, and anchorages on the suspended span as original.

Long-Term Loan Agreements with the Province

2007 Loan Agreement — On July 25, 2007, HDBC entered into a long-term unsecured loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires annual principal repayments of $3.0 million due on December 4th of each year with a final principal repayment of $9.6 million due on the final maturity date. At March 31, 2018, HDBC had a balance of $12.6 million (2017 – $15.6 million) repayable on the loan, of which $3.0 million is due within a year. Under the terms of the loan agreement, HDBC made a $17.4 million prepayment of the principal on October 22, 2014, which was applied against the final maturity payment due in 2019.

Interest is payable semi-annually on June 4th and December 4th of each year. The average interest rate over the life of the loan is 5.19 per cent. For the year ending March 31, 2018, interest expense on the loan was $0.8 million (2017 – $0.9 million), of which $0.2 million (2017 – $0.3 million) was accrued at year-end.

2015 Loan Agreement — On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge (the Big Lift project). This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million. Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.8 per cent. In 2018, $nil (2017 – $3.9 million) of interest charges relating to this loan were included with the cost of the Big Lift project in property, plant and equipment as capitalized interest during construction. For the year ending March 31, 2018, interest on the loan was $4.3 million (2017 – $4.3 million), of which $1.4 million (2017 – $1.4 million) was payable at year-end.

Restricted Reserve Funds

The 2007 and 2015 Loan Agreements require that HDBC maintain three reserve funds: an Operating, Maintenance & Administrative (OM) Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $18.5 million (2017 – $14.6 million) and were invested in GICs, bankers’ acceptances, and term deposits with rates between 1.40 and 2.34 per cent. Interest income on restricted assets for the year totaled $0.5 million (2017 – $0.5 million).

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2018

Halifax-Dartmouth Bridge Commission (continued)

Big Lift Fund

The Big Lift Fund consists of proceeds from the 2015 loan not yet expended on the Macdonald Bridge suspended span replacement project. Under the terms of the loan agreement, these amounts have been invested in term promissory notes issued by the Province of Nova Scotia. The promissory notes mature monthly, through September 2018, in various amounts to enable HDBC to make payments to third parties within the following 30 days in respect of capital improvements to the Macdonald Bridge.

Line of Credit Agreement with the Province

On June 30, 2008, HDBC entered into an agreement with the Province for a $60.0 million revolving, unsecured line of credit, which is available until December 5, 2019. At year-end, HDBC had no advances outstanding against this line of credit (2017 – $nil) and no draws or accrued interest for the year (2017 – $nil).

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Highway 104 Western Alignment Corporation Act, which authorizes the collection of tolls, states that toll collection will cease upon complete payment of all costs and liabilities relating to H104. This includes financing, design, construction, operation and maintenance, and any repair, improvement, alteration, or extension. The forecasted repayment date of all costs and liabilities relating to H104 is in 2026.

Related Party Transactions

H104 had a receivable from the Province in the amount of $1.6 million (2017 – $0.7 million) at year-end. Government grants are recognized initially as deferred income at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.3 million (2017 – $1.2 million), enforcement costs of $60.0 thousand (2017 – $60.0 thousand), inventory of $20.7 thousand (2017 – $14.0 thousand), and property, plant and equipment of $0.3 million (2017 – $0.4 million).

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment. Under this agreement, the Province retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province. Overall, the Province has contributed $27.5 million to this project.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2018

Highway 104 Western Alignment Corporation (continued)

Restricted reserve accounts for capital, major maintenance, and debt service have been established in accordance with the Omnibus Agreement. At March 31, 2018, restricted assets totaled $64.4 million (2017 – $56.3 million) and were comprised of investments recorded at fair value and included accrued interest of $0.1 million (2017 – $0.1 million), a weighted-average term of 3.9 (2017 – 6.1) months to maturity, and a weighted-average interest rate of 1.61 per cent (2017 – 0.94 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewable in five-year increments. The annual fee was $1.3 million for the current fiscal year (2017 – $1.2 million). During the year, H104 incurred management fees of $0.3 million (2017 – $0.2 million) to the Province.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $31.4 million (2017 – $34.4 million) of long-term debt and $2.9 million (2017 – $2.7 million) of debt maturing within one year. Interest expense on the long-term debt was $3.7 million (2017 – $3.9 million) for the year.

Minimum principal repayments for the next five years are as follows:

2019 – $2.9 million, 2020 – $3.3 million, 2021 – $3.6 million, 2022 – $4.0 million, 2023 – $4.4 million, and $16.1 million thereafter.

Long-term debt is secured by a first charge and security interest over all the present and future property and assets, including but not limited to, cash and securities held in trust, rights under all material contracts, and all accounts receivable and interest.

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. NSLC was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC operates retail sales locations across the province of Nova Scotia.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $237.5 million (2017 – $247.0 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC with the exception of 3313086 Nova Scotia Limited. Transactions with 3313086 Nova Scotia Limited, controlled by the Province, were entered into during the course of the fiscal year and were included as a receivable of $1.4 million at year-end. 3313086 Nova Scotia Limited was established on December 20, 2017 to facilitate planning activities related to the implementation of cannabis distribution and retailing within the province of Nova Scotia.

Schedules to the Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2018

Nova Scotia Liquor Corporation (continued)

Subsequent Events

On April 17, 2018, the Nova Scotia Cannabis Control Act was passed in the Nova Scotia Legislature. This legislation provides the framework for how the legalization of cannabis will come into effect upon proclamation of the federal legislation. The Act gives the NSLC the authority to prepare for legalization, including the ability to wholesale, store, distribute, and sell cannabis, while complying with federal requirements and promoting responsible consumption. Upon passing of the Act, 3313086 Nova Scotia Limited was dissolved and, under the provisions of the Act, specific responsibilities and authorities related to cannabis distribution and retailing were assigned to NSLC. In addition, all rights, title, and interest in any real or personal property of 3313086 Nova Scotia Limited was vested in NSLC and all its obligations and liabilities became those of NSLC.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $39.6 million (2017 – $38.7 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Nova Scotia Provincial Lotteries and Casino Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended on November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). The principal activities of NSPLCC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSPLCC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSPLCC had a payable to the Province in the amount of $104.6 million (2017 – $101.2 million) at year- end. In addition to the net income of $131.5 million (2017 – $130.8 million), NSPLCC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $15.4 million in the current year (2017 – $13.8 million).

Special Payments to Government Departments

NSPLCC is obligated to make direct payments annually to two provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia and Sport Nova Scotia) and Department of Agriculture (in support of the Exhibition Association of Nova Scotia). In 2018, these payments totaled $0.2 million (2017 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2018 (2017 – $3.0 million) to fund problem gambling treatment and $0.5 million (2017 – $0.5 million) to fund youth gambling prevention.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Government Business Enterprises (continued)

As at March 31, 2018

Nova Scotia Provincial Lotteries and Casino Corporation (continued)

Contribution to Gambling Awareness Foundation of Nova Scotia

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc. (ALC), to contribute one per cent of their VL commissions to the Gambling Awareness Foundation of Nova Scotia (GAFNS). NSPLCC has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2018, NSPLCC had a payable to GAFNS in the amount of $43.0 thousand (2017 – $43.0 thousand).

Contribution to Nova Scotia Harness Racing Fund

NSPLCC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2018, the contribution was $1.0 million (2017 – $1.0 million).

Due to Atlantic Gaming Equipment Limited

At March 31, 2018, the amount due to Atlantic Gaming Equipment Limited was $19.3 million (2017 – $25.7 million), of which $7.0 million (2017 – $6.9 million) was classified as current. This liability represents a portion of ALC’s debt used in the acquisition of property, plant and equipment operated on behalf of NSPLCC. All amounts are payable by ALC and are due on or before July 2026.

The debt is based on variable interest rates ranging from 1.9 to 3.5 per cent. The aggregate maturity of long-term debt, which is comprised of NSPLCC’s portion of ALC’s debt and debt incurred jointly with the other Atlantic provinces, for the next five years is approximately as follows: 2019 – $13.5 million, 2020 – $6.3 million, 2021 – $2.6 million, 2022 – $2.7 million, and 2023 – $2.8 million. Included in interest expense is $1.1 million (2017 – $1.1 million) relating to long-term debt.

Safe Gaming System Inc.

In May 2012, NSPLCC was made aware of a statement of claim filed by Safe Gaming System Inc. alleging a patent infringement related to its responsible gaming device known as the My-Play System. The amount claimed by the plaintiff is a royalty based on a percentage of amounts wagered on video lottery terminals in the province of Nova Scotia during the relevant time period. In a decision released on May 25, 2018, the plaintiff’s motion was dismissed, and NSPLCC was awarded costs to defend itself. Procedures related to this action are ongoing and the amounts are undeterminable at this time.

Disputed HST Assessments

Included in accounts receivable at March 31, 2018 is $61.5 million (2017 – $53.5 million) that was paid to Canada Revenue Agency (CRA) for an assessment of HST in respect to the operation of certain video lottery terminals in the province. NSPLCC continues to remit amounts to CRA, on a without prejudice basis, solely to avoid the accumulation of interest and penalties. NSPLCC is contesting this matter with CRA and on November 14, 2016, through ALC, filed a notice of appeal to the Tax Court. The outcome of the appeal is undeterminable at this time. The amount paid to CRA has been classified as a non-current asset in NSPLCC’s financial statements due to the uncertainty of when NSPLCC expects the dispute to be resolved.

Schedules to the Consolidated Financial Statements

Schedule 7

Tangible Capital Assets

As at March 31, 2018

($ thousands)

						2018	2017
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total
							(as restated)
Costs
Opening Costs	1,024,431	5,208,467	1,694,069	206,366	3,247,192	11,380,525	10,981,348
Transfers	(1,092)	4,718	(6,814)	—	(271)	(3,459)	(46,771)
Additions	22,518	353,669	80,534	23,659	193,559	673,939	462,253
Disposals	(811)	(610)	(371,747)	(9,171)	(656)	(382,995)	(16,305)
Closing Costs	1,045,046	5,566,244	1,396,042	220,854	3,439,824	11,668,010	11,380,525

Accumulated
Amortization
Opening
Accumulated
Amortization	—	(2,464,219)	(1,334,196)	(131,703)	(1,686,100)	(5,616,218)	(5,247,669)
Transfers	—	(2,231)	2,963	—	16	748	43,991
Disposals	—	184	371,303	8,894	287	380,668	15,064
Amortization
Expense	—	(162,882)	(84,363)	(18,172)	(169,018)	(434,435)	(427,604)
Closing
Accumulated
Amortization	—	(2,629,148)	(1,044,293)	(140,981)	(1,854,815)	(5,669,237)	(5,616,218)

Net Book Value	1,045,046	2,937,096	351,749	79,873	1,585,009	5,998,773	5,764,307

Opening Balance	1,024,431	2,744,248	359,873	74,663	1,561,092	5,764,307	5,733,679

Closing Balance	1,045,046	2,937,096	351,749	79,873	1,585,009	5,998,773	5,764,307

Increase (Decrease) in Net Book Value	20,615	192,848	(8,124)	5,210	23,917	234,466	30,628

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 7

Tangible Capital Assets (continued)

As at March 31, 2018

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 – 30 per cent
Machinery, Computers and Equipment	20 – 50 per cent
Vehicles and Ferries	15 – 35 per cent
Roads, Bridges and Highways	5 – 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements) and Land Improvements	2 – 60 years
Machinery, Computers and Equipment	2 – 60 years
Vehicles and Ferries	3 – 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the straight-line method. The net book value of these assets is $251.0 million (2017 – $270.8 million).

Included in the closing costs of the various classes as at March 31, 2018 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $173.0 million; Machinery, Computers and Equipment of $50.6 million; Vehicles and Ferries of $8.3 million; and Roads, Bridges and Highways of $49.4 million.

Capital leases are included in the various classes as at March 31, 2018 as follows: Buildings and Land Improvements – cost of $632.8 million, accumulated amortization of $397.2 million; Machinery, Computers and Equipment – cost of $38.2 million, accumulated amortization of $38.2 million; and Vehicles and Ferries – cost of $28.2 million, accumulated amortization of $16.6 million.

Schedules to the Consolidated Financial Statements

Schedule 8

Direct Guarantees

As at March 31, 2018

($ thousands)

			2018	2017
	Foreign
	Exchange Rate	Authorized	Utilized	Utilized
Bank Loans
Department of Labour and Advanced Education – Student Loan Program		345	345	632
Department of Transportation and Infrastructure Renewal (US$)	0.776	6,447	—	—
Nova Scotia Business Inc.		1,000	—	1,075
Nova Scotia Jobs Fund Act		61,600	48,743	48,598
Total Bank Loan Guarantees		69,392	49,088	50,305

Federal Loans
Nova Scotia Strategic Opportunities Fund Incorporated		77,577	77,577	107,339
Total Federal Loan Guarantees		77,577	77,577	107,339

Mortgages
Housing Nova Scotia Act		5,881	5,881	6,602
Housing Nova Scotia Act –
Canada Mortgage and Housing
Corporation Indemnities		53,721	53,721	41,166
Total Mortgage Guarantees		59,602	59,602	47,768

Total Direct Guarantees		206,571	186,267	205,412

Less: Provision for Guarantee Payout
Department of Labour and Advanced Education – Student Loan Program			(198)	(348)
Housing Nova Scotia Act			(4,253)	(4,506)
Nova Scotia Business Inc.			—	(295)
Nova Scotia Jobs Fund Act			(7,005)	(1,266)
Nova Scotia Strategic Opportunities Fund Incorporated			(77,577)	(107,339)
			(89,033)	(113,754)
Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education – Student Loan Program			(169)	(217)

Net Direct Guarantees			97,065	91,441
(Not provided for in these Consolidated Financial Statements)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Segment Reporting

For the fiscal year ended March 31, 2018

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2018 and 2017 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Segment Reporting (continued)

For the fiscal year ended March 31, 2018

($ thousands)

					Infrastructure &
	Health		Education		Public Works		Social Services

	2018	2017	2018	2017	2018	2017	2018	2017
		(as restated)		(as restated)		(as restated)
Revenue
Provincial Sources
Tax Revenue	210,710	222,234	—	—	266,444	258,501	—	—
Other Provincial Revenue	519,263	526,789	463,046	447,045	22,458	21,978	111,140	109,156
Net Income from GBEs	—	—	—	—	20,134	24,562	—	—
Investment Income	1,135	880	10,502	9,153	—	—	24,737	25,638
Federal Sources	1,025,467	994,693	322,144	300,380	67,603	23,017	299,621	301,985
Total Revenues	1,756,575	1,744,596	795,692	756,578	376,639	328,058	435,498	436,779

Expenses
Grants and Subsidies	1,832,781	1,878,992	726,056	723,971	19,279	14,569	804,850	781,451
Salaries and Employee Benefits	1,749,481	1,701,749	1,488,476	1,378,386	120,996	124,438	161,184	160,432
Operating Goods and Services	950,699	797,064	286,164	316,444	199,154	172,947	134,807	136,572
Professional Services	45,571	40,078	23,002	20,445	20,041	17,634	4,582	7,706
Amortization	93,016	93,547	84,668	83,472	198,501	192,001	23,573	23,449
Debt Servicing Costs	15,549	16,470	9,978	10,335	—	—	36,220	38,381
Other	—	725	—	—	—	—	—	—
Total Expenses	4,687,097	4,528,625	2,618,344	2,533,053	557,971	521,589	1,165,216	1,147,991

Segment Result	(2,930,522)	(2,784,029)	(1,822,652)	(1,776,475)	(181,332)	(193,531)	(729,718)	(711,212)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Segment Reporting (continued)

For the fiscal year ended March 31, 2018

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total

	2018	2017	2018	2017	2018	2017	2018	2017
		(as restated)		(as restated)				(as restated)
Revenue
Provincial Sources
Tax Revenue	385	360	5,256,740	5,095,444	—	—	5,734,279	5,576,539
Other Provincial Revenue	481,776	143,147	417,244	409,776	(122,110)	(84,854)	1,892,817	1,573,037
Net Income from GBEs	—	—	370,064	370,029	—	—	390,198	394,591
Investment Income	9,182	5,703	211,032	172,714	(26,959)	(28,541)	229,629	185,547
Federal Sources	52,794	44,728	1,965,445	1,835,563	—	—	3,733,074	3,500,366
Total Revenues	544,137	193,938	8,220,525	7,883,526	(149,069)	(113,395)	11,979,997	11,230,080

Expenses
Grants and Subsidies	398,665	155,839	501,684	440,914	(55,478)	(34,568)	4,227,837	3,961,168
Salaries and Employee Benefits	127,134	127,034	477,284	422,351	(32,756)	(7,220)	4,091,799	3,907,170
Operating Goods and Services	147,645	125,786	162,303	140,440	(7,602)	(14,769)	1,873,170	1,674,484
Professional Services	14,841	14,408	177,462	168,226	(1,099)	(1,190)	284,400	267,307
Amortization	9,953	6,408	24,724	28,727	—	—	434,435	427,604
Debt Servicing Costs	1,600	2,162	824,828	824,169	(51,799)	(54,503)	836,376	837,014
Other	2,300	4,567	—	—	(335)	(1,145)	1,965	4,147
Total Expenses	702,138	436,204	2,168,285	2,024,827	(149,069)	(113,395)	11,749,982	11,078,894

Segment Result	(158,001)	(242,266)	6,052,240	5,858,699	—	—	230,015	151,186

Schedules to the Consolidated Financial Statements

Schedule 10

Government Reporting Entity

As at March 31, 2018

The General Revenue Fund is comprised of the Province’s departments and public service units, special operating agencies, and special purpose funds, which are consolidated with the governmental units, government business enterprises, and a proportionate share of government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units	Special Operating Agencies
(Consolidation Method)	(Consolidation Method)

Agriculture	Nova Scotia Apprenticeship Agency
Business	Nova Scotia Home for Colored Children
Invest Nova Scotia Fund	Restorative Inquiry
Nova Scotia Jobs Fund	Sydney Tar Ponds Agency (inactive)
Communities, Culture and Heritage
Community Services	Special Purpose Funds
Education and Early Childhood Development	(Consolidation Method)
Energy
Environment	Acadia Coal Company Limited Fund
Finance and Treasury Board	CorFor Capital Repairs and Replacements Fund
Muggah Creek Remediation Fund	Crown Land Mine Remediation Fund
Public Debt Management Fund	Crown Land Silviculture Fund
SYSCO Decommissioning Fund	Democracy 250 (inactive)
Fisheries and Aquaculture	Gaming Addiction Treatment Trust Fund
Health and Wellness	Habitat Conservation Fund
Internal Services	Nova Scotia Coordinate Referencing System Trust Fund
Justice	Nova Scotia E911 Cost Recovery Fund
Labour and Advanced Education	Nova Scotia Environmental Trust
Municipal Affairs	Nova Scotia Government Acadian Bursary Program Fund
Natural Resources	Nova Scotia Harness Racing Fund
Public Service	Nova Scotia Market Development Initiative Fund
Aboriginal Affairs	Nova Scotia Nominee Program Fund
Communications Nova Scotia	Nova Scotia Sportfish Habitat Fund
Elections Nova Scotia	Occupational Health and Safety Trust Fund
Executive Council	Off-Highway Vehicle Infrastructure Fund
Human Rights Commission	P3 Schools Capital and Technology Refresh Fund [1]
Intergovernmental Affairs	Pengrowth Nova Scotia Energy Scholarship Fund
Legislative Services	Scotia Learning Technology Refresh Fund
Nova Scotia Police Complaints Commissioner	Select Nova Scotia Fund
Nova Scotia Securities Commission	Species at Risk Conservation Fund
Office of Immigration	Sustainable Forestry Fund
Office of Regulatory Affairs and	Vive l’Acadie Community Fund
Service Effectiveness
Office of Service Nova Scotia	Governmental Units
Office of Strategy Management	(Consolidation Method)
Office of the Auditor General
Office of the Information and	Annapolis Valley Regional School Board
Privacy Commissioner	Art Gallery of Nova Scotia
Office of the Ombudsman	Arts Nova Scotia
Public Prosecution Service	Cape Breton-Victoria Regional School Board
Public Service Commission	Check Inns Limited (inactive)
Seniors	Chignecto-Central Regional School Board
Transportation and Infrastructure Renewal

[1]	– Includes all refresh funds related to P3 schools.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Government Reporting Entity (continued)

As at March 31, 2018

Governmental Units (continued)
(Consolidation Method)

Conseil scolaire acadien provincial	Perennia Food & Agriculture Incorporated
Creative Nova Scotia Leadership Council	Public Archives of Nova Scotia
Gambling Awareness Foundation of Nova Scotia	Resource Recovery Fund Board Inc.
Halifax Regional School Board	Schooner Bluenose Foundation
Harbourside Commercial Park Inc.	Sherbrooke Restoration Commission
Sydney Utilities Limited	South Shore Regional School Board
Housing Nova Scotia	Strait Regional School Board
Cape Breton Island Housing Authority	Sydney Environmental Resources Limited (inactive)
Cobequid Housing Authority	Sydney Steel Corporation
Eastern Mainland Housing Authority	Tourism Nova Scotia
Metropolitan Regional Housing Authority	Trade Centre Limited (inactive)
Western Regional Housing Authority	Tri-County Regional School Board
Invest Nova Scotia Board	Upper Clements Family Theme Park Limited (inactive)
Izaak Walton Killam Health Centre	Waterfront Development Corporation Limited
Law Reform Commission of Nova Scotia	3104102 Nova Scotia Limited
Nova Scotia Arts Council (inactive)	3052155 Nova Scotia Limited (inactive)
Nova Scotia Business Inc.	3313086 Nova Scotia Limited
Nova Scotia Independent Production Fund
Nova Scotia Community College	Government Business Enterprises
Nova Scotia Community College Foundation	(Modified Equity Method)
Nova Scotia Crop and Livestock Insurance
Commission	Halifax-Dartmouth Bridge Commission
Nova Scotia Farm Loan Board	Highway 104 Western Alignment Corporation
Nova Scotia Fisheries and Aquaculture Loan Board	Nova Scotia Liquor Corporation
Nova Scotia Health Authority	Nova Scotia Provincial Lotteries and Casino Corporation
Nova Scotia Health Research Foundation	Atlantic Lottery Corporation (25% ownership)
Nova Scotia Innovation Corporation	Interprovincial Lottery Corporation (10% ownership)
1402998 Nova Scotia Limited	Nova Scotia Gaming Equipment Limited
3087532 Nova Scotia Limited
Nova Scotia Lands Inc.	Government Partnership Arrangements
Nova Scotia Legal Aid Commission	(Modified Equity Method) [3]
Nova Scotia Municipal Finance Corporation
Nova Scotia Power Finance Corporation	Atlantic Provinces Special Education Authority
Nova Scotia Primary Forest Products Marketing	(approximately 56% share)
Board	Canada-Nova Scotia Offshore Petroleum Board
Nova Scotia School Boards Association [1]	(50% share)
Nova Scotia School Insurance Exchange [2]	Canadian Sports Centre Atlantic
Nova Scotia School Insurance Program	(approximately 14% share)
Association [2]	Council of Atlantic Premiers
Nova Scotia Strategic Opportunities Fund	(approximately 46% share)
Incorporated	Halifax Convention Centre Corporation
Nova Scotia Utility and Review Board	(50% share)

1 – Entity is a partnership controlled by the eight school boards.

2 – Entity is a partnership controlled by the eight school boards and the Nova Scotia Community College.

3 – GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.